Exhibit 99.1

SAFEGUARD SCIENTIFICS ANNOUNCES FOURTH QUARTER AND YEAR END 2022 FINANCIAL RESULTS

Conference call and webcast on March 9, 2023 at 5 p.m. ET

Radnor, PA, March 9, 2023 — Safeguard Scientifics, Inc. (NASDAQ: SFE) (“Safeguard” or the “Company”) today announced financial results for the three months and year ended December 31, 2022.

2022 HIGHLIGHTS

●	Exits & Deployments
o

During the fourth quarter, Safeguard funded convertible loans of $0.5 million to meQuilibrium and $0.1 million from its subordinated line of credit to Trice Medical. Safeguard also funded an additional $0.25 million to Trice subsequent to the year-end pursuant to the same arrangement.

o	Safeguard’s annual deployments totaled $5.7 million, as compared to the full year 2022 estimated deployments of $5 million to $9 million.

●	Safeguard Company Performance
o

The aggregate trailing twelve-month revenues ending September 30, 2022 for eight of Safeguard’s companies, which excludes Other Ownership Interests, was $141 million, an increase of 8.7% from the comparable prior period.

o

Safeguard’s 1.3 million shares of Bright Health Group declined $0.5 million in value during the fourth quarter and $3.7 million for the 2022 annual period, resulting in a year-end value of $0.9 million.

●	Capital Return
o	During the fourth quarter, Safeguard repurchased 257,946 shares on the open market for $0.9 million at an average price of $3.41 per share.
o

For the year ended December 31, 2022, Safeguard repurchased 711,481 shares on the open market for $2.9 million at an average price of $4.13 per share under a previously authorized $3 million share repurchase plan.

o

In January 2023, the remaining amount authorized under the $3 million plan was purchased through open market transactions resulting in an aggregate of 736,577 shares being repurchased at an average price of $4.09 per share from March 2022 through January 2023.

●	Financial Results
o	Cash, cash equivalents, restricted cash and marketable securities totaled $19.3 million at December 31, 2022.
o	The carrying value of the Company’s ownership interests totaled $15.4 million at December 31, 2022.
o	Net loss for the three months ended December 31, 2022 was $4.9 million, or $0.30 per share, compared with a net loss of $8.6 million, or $0.51 per share, for the same period in 2021.
o	Net loss for the year ended December 31, 2022 was $14.3 million, or $0.87 per share, compared with net income of $27.0 million, or $1.36 per share, for the same period of 2021.

●	Operating Costs
o

Safeguard continued to reduce its operating costs. General and administrative expenses totaled $1.0 million for the fourth quarter as compared to $1.1 million for the comparable quarter of 2021. General and administrative expenses totaled $4.8 million and $7.2 million for the years ended December 31, 2022 and 2021, respectively, a 33% annual decline.

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o

Safeguard also continued to lower its corporate expenses[1], which totaled $0.7 million for the fourth quarter of 2022, as compared to $0.8 million for the comparable period of 2021, a 12.5% decline. Corporate expenses totaled $3.2 million and $3.9 million for the years ended December 31, 2022 and 2021, respectively, a 17.9% annual decline.

●	Outlook
o	Safeguard expects follow-on deployments for its remaining ownership interests for 2023 to be in a range of $4 million to $6 million.
o

Safeguard expects to continue to closely manage corporate expenses in 2023 and has established a target of $3.0 to $3.2 million for the year, which continue to be exclusive of severance or transaction related expenses.

“The deteriorating business and capital raising environment noted last quarter has continued to impact many of Safeguard’s companies, with some lagging their operating plans and others experiencing liquidity challenges. While we are continuing to support our companies, we are considering additional actions to either participate in financing transactions that we view as opportunistic and attractive or, to be significantly diluted by those transactions if completed without our participation. We also continue to work with our financial advisor Houlihan Lokey as we evaluate strategic transactions for Safeguard that could yield greater value to our shareholders than an orderly run-off of the portfolio. In all cases, we remain committed to seeking a path that maximizes shareholder value.” said Eric C. Salzman, Chief Executive Officer.

1 Corporate expenses are general and administrative expenses excluding depreciation, severance, stock-based compensation and other non-recurring items.  See full reconciliation in the financial section of this statement.

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OWNERSHIP INTERESTS AT DECEMBER 31, 2022

Companies	Category	Acquisition Year	Primary Ownership%	Fully Diluted Ownership% **	Carrying Value (in millions)	Cost (in millions)

	Revenue of $5 million to $10 million
Moxe	Healthcare	2016	19.3%	18.2%	7.2	7.5
	Revenue of $10 million to $20 million
Clutch Holdings, Inc.	Digital Media	2013	41.7%	33.3%	3.0	18.3
InfoBionic, Inc.	Healthcare	2014	25.2%	22.1%	-	22.0
meQuilibrium	Healthcare	2015	31.3%	22.1%	-	14.5
Syapse, Inc.	Healthcare	2014	11.0%	8.6%	1.5	26.6
	Revenue of $20 million to $30 million
Aktana, Inc.	Healthcare	2016	13.6%	11.5%	-	15.9
Prognos Health, Inc.	Healthcare	2011	28.4%	24.3%	1.5	14.6
Trice Medical +	Healthcare	2014	11.6%	8.6%	-	12.0
	Other Ownership Interests
Bright Health Group	Healthcare	2021			0.9	-
All others	Various				1.3	19.7
				TOTAL:	$15.4	$151.1

+ Carrying value does not include amounts representing our share of the entities’ losses which were funded subsequent to the quarter and are reflected in Accrued expenses.

** Based on information provided by each respective company. Assumes the conversion or exercise of all currently outstanding securities including the issuance of all shares available under authorized employee equity programs. Does not reflect liquidation preferences, priority payments, proceeds from option and/or warrant exercises or other company-specific transaction-related obligations in a liquidation or exit transaction.

CONFERENCE CALL AND WEBCAST DETAILS

Please call 10-15 minutes prior to the call to register.

Date: March 9, 2023

Time: 5:00 p.m. ET

Webcast: https://www.webcast-eqs.com/register/safeguardscientifics032023_en/en

Live Number: 877-407-1878

Speakers: Chief Executive Officer, Eric C. Salzman; and Senior Vice President and Chief Financial Officer, Mark A. Herndon

Format: Discussion of the quarter’s financial results followed by Q&A

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The replay will be available at Safeguard.com’s investor relations site under “Past events”. For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Historically, Safeguard Scientifics has provided capital and relevant expertise to fuel the growth of technology-driven businesses. Safeguard has a distinguished track record of fostering innovation and building market leaders that spans more than six decades. Safeguard is currently pursuing a focused strategy to value-maximize and monetize its ownership interests over a multi-year time frame to drive shareholder value. For more information, please visit www.safeguard.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Safeguard’s ability to maximize the value of monetization opportunities of its ownership interests and drive total shareholder returns, Safeguard’s initiatives, including, without limitation, taken or contemplated to enhance and unlock value for all of its shareholders, Safeguard’s efforts to execute on and implement its strategy to streamline its organizational structure, reduce its operating costs, pursue monetization opportunities for ownership interests and maximize the return of value to its shareholders, Safeguard’s ability to create, unlock, enhance and maximize shareholder value, the effect of Safeguard’s management succession plan on driving increased organizational effectiveness and efficiencies, the ability of the management team to execute Safeguard’s strategy, the availability of, the timing of, and the proceeds that may ultimately be derived from the monetization of ownership interests, Safeguard’s projections regarding the reduction in its ongoing operating expenses, Safeguard’s projections regarding annualized operating expenses and expected severance expenses, monetization opportunities for ownership interests, and the amount of net proceeds from the monetization of ownership interests that will enable the return of value to Safeguard shareholders after satisfying working capital needs and the timing of such return of value. Such forward-looking statements are not guarantees of future operational or financial performance and are based on current expectations that involve a number of uncertainties, risks and assumptions that are difficult to predict. Therefore, actual outcomes and/or results may differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include, among others, our ability to make good decisions about the monetization of our ownership interests for maximum value or at all and the return of value to our shareholders, our ability to successfully execute on our strategy to streamline our organizational structure and align our cost structure to increase shareholder value, whether our strategy will better position us to focus our resources on the highest-return opportunities and deliver enhanced shareholder value, the ongoing support of our existing ownership interests, the fact that our companies may vary from period to period, challenges to achieving liquidity from our ownership interests, fluctuations in the market prices of our publicly traded holdings, if any, competition, our inability to obtain maximum value for our ownership interests, our ability to attract and retain qualified employees, market valuations in sectors in which our ownership interests operate, our inability to control our ownership interests, our need to manage our assets to avoid registration under the Investment Company Act of 1940, risks, disruption, costs and uncertainty caused by or related to the actions of activist shareholders, including that if individuals are elected to our Board with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create value for our shareholders and perceived uncertainties as to our future direction as a result of potential changes to the composition of our Board may lead to the perception of a change in the direction of our business, instability or a lack of continuity that may adversely affect our business, and risks associated with our ownership interests, including the fact that most of our ownership interests have a limited operating history and a history of operating losses, face intense competition and may never be profitable, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, the Company’s past operational and financial performance should not be relied on as an indication of future performance. Further information on the above risk factors and other potential factors that could affect our future business, operating results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings with the Securities and Exchange Commission, including risks under the heading “Risk Factors.” The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

###

SAFEGUARD CONTACT:

Mark Herndon

Chief Financial Officer

(610) 975-4913

mherndon@safeguard.com

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Safeguard Scientifics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2022	December 31, 2021
Assets
Cash, cash equivalents, restricted cash and marketable securities	$19,312	$24,764
Ownership interests	860	4,549
Other current assets	1,251	965
Total current assets	21,423	30,278
Ownership interests in and advances	14,545	21,972
Other assets	1,724	1,778
Total Assets	$37,692	$54,028

Liabilities and Equity
Other current liabilities	$1,817	$1,734
Total current liabilities	1,817	1,734
Lease liability - non-current	1,249	1,678
Other long-term liabilities	50	50
Total equity	34,576	50,566
Total Liabilities and Equity	$37,692	$54,028

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Safeguard Scientifics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating expenses	$1,035	$1,135	$4,775	$7,153
Operating loss	(1,035)	(1,135)	(4,775)	(7,153)
Other income (loss), net	(318)	(5,992)	(3,297)	22,035
Interest, net	318	79	794	276
Equity income (loss), net	(3,838)	(1,586)	(6,985)	11,846
Net income (loss) before income taxes	(4,873)	(8,634)	(14,263)	27,004
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$(4,873)	$(8,634)	$(14,263)	$27,004
Net income (loss) per share:
Basic	$(0.30)	$(0.51)	$(0.87)	$1.36
Diluted	$(0.30)	$(0.51)	$(0.87)	$1.36
Weighted average shares used in computing income (loss) per share:
Basic	16,134	16,798	16,337	19,827
Diluted	16,134	16,798	16,337	19,827

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Safeguard Scientifics, Inc.

Financial Data

(in thousands)

Additional Financial Information

Non-GAAP Measures

In discussing financial results and guidance, the Company refers to the measure "corporate expenses" which is not in accordance with Generally Accepted Accounting Principles (GAAP). We use this non-GAAP financial measure internally to make operating and strategic decisions, including evaluating our overall performance and as a factor in determining compensation for certain employees. We have defined corporate expenses as general and administrative costs excluding stock based compensation, severance costs, and non-recurring items and other.  Non-recurring items and other includes accruals related to the Company's LTIP plan that will not be paid until reaching a specified threshold within that plan as well as costs incurred for exploring strategic alternatives. We believe presenting this non-GAAP financial measure provides additional information to facilitate comparison of our historical operating costs and their trends and provides additional transparency on how we evaluate our cost structure. We also believe presenting this measure allows investors to view our performance using the same measure that we use in evaluating our performance and trends.

Corporate expenses reconciliation:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Corporate expenses	$722	$825	$3,172	$3,865
Stock based compensation	309	310	1,445	1,779
Severance costs	—	—	—	774
Non-recurring items and other	4	—	158	735
General and administrative expenses	$1,035	$1,135	$4,775	$7,153

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